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                         ROBERTS REALTY INVESTORS, INC.



CONTACT:                                                  FOR IMMEDIATE RELEASE
Charles R. Elliott                                           September 23, 1999
Chief Financial Officer

Telephone:        (770) 394-6000
FAX:              (770) 396-0706



                         ROBERTS REALTY INVESTORS, INC.
                        ANNOUNCES THIRD QUARTER DIVIDEND

ATLANTA, GA - The Board of Directors of Roberts Realty Investors, Inc. (AMEX:RPI) announces it declared a third quarter dividend in the amount of $0.15 per share ($0.60 per share on an annual basis) to be paid October 15, 1999 to shareholders of record on September 30, 1999. This is the company's fifteenth consecutive quarterly dividend since it started paying dividends in the first quarter of 1996.

The company has completed construction of the 118-townhome first phase of Addison Place, which is 42% occupied with 95% occupancy expected in the fourth quarter of 1999. These 118 townhomes will add approximately $500,000 to the company's annual cash flow.

The second phase of Addison Place, consisting of 285 garden apartments, commenced construction in July 1999. Occupancy is expected to begin in the first quarter of 2000. When completed, Addison Place will consist of 118 townhomes and 285 garden apartments representing a total investment of $36 million.

In addition to Addison Place, construction has commenced on the company's first community in Charlotte. It is located in the Town Center of Ballantyne, a 2000-acre master-planned community. This 332-unit community represents a $26 million investment and it firmly establishes the company as a local owner/developer in Charlotte.

Roberts Realty Investors, Inc. is a nationally recognized leader in the development and management of new luxury apartment homes. The company intends to grow its investment grade portfolio by developing and constructing only institutional quality apartment communities in Georgia, North Carolina and Florida. Roberts Realty Investors, Inc. is a self-advised and managed multifamily Real Estate Investment Trust headquartered in Atlanta, Georgia.


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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: occupancy rates and rents may be adversely affected by local economic and market conditions in Atlanta and Charlotte; overbuilding in our markets; construction costs of a new community may exceed original estimates; construction and lease-up of new communities in Atlanta and Charlotte may not be completed on schedule; and financing may not be available or, if available, not on favorable terms.